SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Check the appropriate box:
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                   Forest Laboratories, Inc.
(Name of Registrant as Specified in its Charter)

                   Forest Laboratories, Inc.
(Name of Person(s) Filing Proxy Statement)

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FOREST LABORATORIES, INC.
NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

           The Annual Meeting of the Stockholders of Forest Laboratories, Inc. will be held on August 8, 2005 at 10:00 a.m., at JP Morgan Chase & Co. Corporate Headquarters, 277 Park Avenue, New York, New York. We are holding this meeting to:

1.     Elect six directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal 1);

2.     Ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006 (Proposal 2); and

5.     Transact such other business as may properly be brought before the meeting.

           The record date for the Annual Meeting is June 21, 2005. Only Forest stockholders of record at the close of business on that date may vote at the meeting, or any adjournment of the meeting. A copy of the Annual Report for the fiscal year ended March 31, 2005 is being mailed with this Proxy Statement.

           You are invited to attend the meeting. Whether or not you plan to attend the meeting, please mark and sign the enclosed proxy exactly as your name appears on your stock certificates, and mail it promptly in the enclosed return envelope in order that your vote can be recorded.

                                                                                   By Order of the Board of Directors

                                                                                   WILLIAM J. CANDEE, III,
                                                                                   Secretary

June 30, 2005

New York, New York

FOREST LABORATORIES, INC.
909 THIRD AVENUE
NEW YORK, NEW YORK 10022

PROXY STATEMENT

           This Proxy Statement contains information related to our Annual Meeting of Stockholders to be held on Monday, August 8, 2005, beginning at 10:00 a.m. at JP Morgan Chase & Co. Corporate Headquarters, 277 Park Avenue, New York, New York, and at any adjournments thereof. This Proxy Statement is being sent to stockholders June 30, 2005. You should review this information together with our 2005 Annual Report to Stockholders, which accompanies this Proxy Statement.

Information about the Meeting

Q: Why did you send me this Proxy Statement?

A: We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (or the Board) of Forest Laboratories, Inc. (or we or Forest) is soliciting your proxy to vote at our 2005 Annual Meeting of Stockholders to be held on Monday, August 8, 2005, or any adjournments of the meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in the Proxy Statement.

Q: Who can vote at the Annual Meeting?

A: Only stockholders of record as of the close of business on June 21, 2005 are entitled to vote at the meeting. On that date, there were 339,494,927 shares of our Common Stock outstanding and entitled to vote.

Q: How many shares must be present to conduct the Annual Meeting?

A: We must have a "quorum" present in person or by proxy to hold the Annual Meeting. A quorum is a majority of the outstanding common shares entitled to vote. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Q: What matters are to be voted upon at the Annual Meeting?

A: Two (2) proposals are scheduled for a vote:

●  Election of six directors to serve until the next Annual Meeting of Stockholders in 2006;

●  Ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006.

As of the date of this Proxy Statement, these two (2) proposals are the only matters which our Board of Directors intends to present at the meeting. Our Board does not know of any other business to be presented at the meeting. If other business is properly brought before the meeting, the persons named on the enclosed proxy card will vote on these other matters in their discretion.

Q: How does the Board recommend that I vote?

A: The Board recommends that you vote FOR the election of each of the nominees and FOR the proposal to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006.

Q: How do I vote before the meeting?

A: You may vote your shares by mail by filling in, signing and returning the enclosed proxy card. You may either vote "For" all the nominees to the Board of Directors of Forest or you may withhold authority to vote for any nominee(s) you specify. For the ratification of the selection of BDO Seidman, LLP as Forest's independent registered public accounting firm for the fiscal year ending March 31, 2006, you may vote "For" or "Against" or abstain from voting.

Q: May I vote at the meeting?

A: Yes, you may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q: How many votes do I have?

A: Each share of common stock that you own as of June 21, 2005, entitles you to one vote on each matter voted upon at the Annual Meeting. On June 21, 2005, there were 339,494,927 shares of our common stock outstanding.

Q: What should I do if I receive more than one set of proxy materials?

A: You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card that you receive to ensure that all your shares are voted.

Q: May I change my vote?

A: Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting. You may change your vote prior to the meeting by executing a valid proxy bearing a later date and delivering it to us prior to the meeting at Forest Laboratories, Inc., Attention: Corporate Secretary, 909 Third Avenue, New York, New York 10022. You may withdraw your vote at the meeting and vote in person by giving written notice to our Corporate Secretary. You may also revoke your vote without voting by sending written notice of revocation to our Corporate Secretary at the above address.

Q: How are my shares voted if I submit a proxy but do not specify how I want to vote?

A: If you submit a properly executed proxy card but do not specify how you want to vote, your shares will be voted FOR the election of each of the nominees for director and FOR the ratification of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006, and in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q: How do I vote if my broker holds my shares in "street name"?

A: Shares held in "street name" are held in the name of your bank or broker. If your shares are held in a brokerage account in street name, they are not included in the total number of shares listed as owned by you on the enclosed proxy card. Your bank or broker will send you instructions on how to vote those shares.

Q: What vote is required to elect Directors?

A: The six nominees for election as directors who receive the highest number of "FOR" votes will be elected as directors. This number is a plurality. Abstentions and broker non-votes (defined below) will have no effect on the outcome of the voting to elect directors.

Q: What vote is required to ratify the selection of BDO Seidman, LLP as Forest's independent registered public accounting firm for the fiscal year ending March 31, 2006?

A: For approval of this proposal, the proposal must receive the "FOR" vote of a majority of the votes cast. Abstentions will have the same effect as a vote against the proposal and broker non-votes will have no effect on the outcome of the vote.

Q: What is a broker non-vote?

A: When shares are held in street name, a broker non-vote may occur when a bank or brokerage firm does not vote on a proposal because it does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. A broker non-vote is counted for the purpose of determining whether a quorum is present. Under the current rules of the New York Stock Exchange (or NYSE), your broker is permitted to vote your shares on certain routine matters, such as the election of directors and the ratification of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2006, even if you do not instruct the broker how to vote.

Q: Who will count the votes?

A: Votes will be counted by the two independent inspectors of election appointed for the meeting.

Q: Who pays for the solicitation of proxies?

A: We will pay for the entire cost of soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Q: How can I find out the results of the voting at the Annual Meeting?

A: Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the period ending September 30, 2005.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

           The following table sets forth, as of June 21, 2005, the number of common shares owned beneficially by each of our directors, each of our executive officers named in the Summary Compensation Table below, all of our directors and named executive officers as a group, and any persons we know to be beneficial owners of more than five percent of our outstanding common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders
Wellington Management Company, LLP 75 State Street Boston, MA 02109	36,995,648 (1)	10.90%
Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	53,084,660 (1)	15.64%
Citigroup Global Market Holdings, Inc. 388 Greenwich Street New York, NY 10013	22,281,033 (1)	6.56%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	33,181,600 (1)	9.77%
Named Executive Officers and Directors
Howard Solomon	10,820,977 (2)	3.19%
William J. Candee, III	48,683 (3)	*
George S. Cohan	74,000 (4)	*
Dan L. Goldwasser	129,995 (5)	*
Kenneth E. Goodman	4,490,535 (6)	1.32%
Lester B. Salans, M.D.	72,000 (7)	*
Phillip M. Satow	130,072 (8)	*
Dr. Lawrence S. Olanoff	758,528 (9)	*
Elaine Hochberg	502,936 (10)	*
Francis I. Perier, Jr.	- (11)	*
All directors and executive officers as a group	17,027,726 (12)	5.02%

___________________

* Less than 1%

(1)     Based upon information set forth in an Information Statement on Schedule 13G filed by the beneficial owner with the SEC.

(2)     Includes 6,800,000 shares issuable pursuant to options that are exercisable within 60 days.

(3)     Includes 44,000 shares issuable pursuant to options that are exercisable within 60 days.

(4)     Includes 54,000 shares issuable pursuant to options that are exercisable within 60 days.

(5)     Includes 70,000 shares issuable pursuant to options that are exercisable within 60 days. Does not include 21,680 shares owned by Mr. Goldwasser's wife. Mr. Goldwasser disclaims beneficial ownership of the shares owned by his wife.

(6)     Includes 3,700,000 shares issuable pursuant to options that are exercisable within 60 days.

(7)     Includes 72,000 shares issuable pursuant to options that are exercisable within 60 days. Does not include 3,200 shares owned by Dr. Salans' wife of which Dr. Salans disclaims beneficial ownership.

(8)     Includes 30,000 shares issuable pursuant to options that are exercisable within 60 days. Also includes 5,560 shares held in trusts, of which Mr. Satow is a trustee, for the benefit of Mr. Satow's children, and 7,014 shares held by a charitable foundation of which Mr. Satow is a trustee. Mr. Satow resigned from the Board of Directors effective June 30, 2005.

(9)     Includes 606,250 shares issuable pursuant to options that are exercisable within 60 days.

(10)   Includes 422,728 shares issuable pursuant to options that are exercisable within 60 days.

(11)   Includes 0 shares issuable pursuant to options that are exercisable within 60 days.

(12)   Includes 11,798,978 shares issuable pursuant to options that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

           Federal Securities laws require our executive officers and directors and persons owning more than 10% of our common stock to file certain reports on ownership and changes in ownership with the Securities and Exchange Commission (or SEC). Based on a review of our records and other information, we believe that during fiscal 2005, our executive officers, directors and persons holding more than 10% of our Common Stock timely filed all Section 16(a) reports except for reports on Form 4s reporting options granted by us on December 13, 2004 to the following executive officers which reports were filed on December 21, 2004: Howard Solomon, Kenneth E. Goodman, Lawrence S. Olanoff, Elaine Hochberg, Mary E. Prehn, Raymond Stafford and Charles E. Triano.

PROPOSAL 1

ELECTION OF DIRECTORS

            Our entire Board of Directors is elected each year at the Annual Meeting of Stockholders. Effective with the resignation of Phillip M. Satow on June 30, 2005, the Board is currently comprised of six members. Each of the nominees listed below is an incumbent director whose nomination to serve for a one-year term was recommended by our Nominating and Governance Committee and approved by the Board. The six nominees include four independent directors as defined in the NYSE rules and regulations.

           Each nominee elected as a director will continue in office until his successor has been elected and qualified or until his earlier death, resignation or retirement. Each person nominated has agreed to serve if elected.

           The persons named as proxies intend to vote the proxies FOR the election of each of the nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. If for some reason one or more of the nominees is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for substitute nominees recommended by the Board.

           The following persons have been nominated as directors:

Name and Principal Occupation or Position	Age	Has Been a Director Since
Howard Solomon Chairman of the Board and Chief Executive Officer. Mr. Solomon has served as our Chief Executive Officer since 1977.	77	1964
William J. Candee, III Attorney in private practice. For more than 5 years prior to June 2004, Mr. Candee was of counsel to the law firm Rivkin Radler, LLP.	78	1959
George S. Cohan President, The George Cohan Company, Inc. consultants, since June 1989.	81	1977
Dan L. Goldwasser Partner, Vedder, Price, Kaufman & Kammholz, P.C. Attorneys at Law, since May 1992.	65	1977
Kenneth E. Goodman President and Chief Operating Officer. Mr. Goodman served as our Chief Operating Officer since December 1998. For eighteen years prior thereto, Mr. Goodman served as our Vice President -Finance and Chief Financial Officer and in addition served as our Executive Vice President-Operations since February 1998.	57	1998
Lester B. Salans, M.D. Clinical Professor and member of the Clinical Attending Staff Internal Medicine, Mount Sinai Medical School and member of the Adjunct Faculty, Rockefeller University. Dr. Salans was formerly Vice President - Academic and Scientific Affairs and Vice President - Preclinical Research at Sandoz Pharmaceutical Corporation.	69	1998

CORPORATE GOVERNANCE

           We seek to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the NYSE and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Business Conduct, Compliance and Ethics

           All of our employees, including our CEO, CFO, all other senior financial officers and all other executive officers, are required to comply with our Code of Business Conduct, Compliance and Ethics. You can access our Code of Business Conduct by clicking on the "Corporate Governance" link in the "Investors" section of our website at www.frx.com. We will post any amendments to or waivers of our Code of Business Conduct on our website.

Corporate Governance Guidelines

           Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Nominating and Governance Committee and the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. You can access our Corporate Governance Guidelines by clicking on the "Corporate Governance" link in the "Investors" section of our website at www.frx.com.

Compliance Committee

           We have established a Compliance Committee chaired by our President and COO. Our Compliance Committee is responsible for overseeing our program for compliance with applicable laws and regulations. The Compliance Committee includes senior management and senior departmental personnel from various corporate divisions (marketing, contract-customer operations, medical and scientific affairs, sample policy compliance, operations, internal audit and legal counsel). Other personnel are invited to participate from time to time as specific issues warrant. The Committee meets approximately every six weeks to review issues related to our Comprehensive Compliance Program, establish and approve compliance policies and provide support, guidance and advice to our Director of Compliance regarding the compliance program.

BOARD MEETINGS; COMMITTEES

Board Meetings and Attendance of Directors

           The Board held four meetings during the fiscal year ended March 31, 2005. During fiscal 2005, each of the incumbent directors attended 75% or more of the total meetings of the Board and the respective committees on which he served. Directors are required to make every reasonable effort to attend the Annual Meeting of Stockholders. All members of the Board attended our 2004 Annual Meeting of Stockholders.

Director Independence

           The Board has affirmatively determined that the following directors have no material relationship with us and are independent within the meaning of Securities Exchange Act Rule 10A-3 and within the NYSE definition of "independence": William J. Candee, III, George S. Cohan, Dan L. Goldwasser, Lester B. Salans and Phillip M. Satow. Mr. Satow resigned from the Board of Directors effective June 30, 2005. To assist in making the independence determination, the Board has adopted Director Qualification Standards as part of our Corporate Governance Guidelines. The Director Qualification Standards satisfy the NYSE independence requirements. A copy of these standards is attached to this Proxy Statement at Appendix A. Independent directors receive no compensation from us other than directors' fees and non-discretionary grants under our stock option plans for service on the Board or the Committees.

Executive Sessions; Presiding Director

           As required by the NYSE listing standards, our non-management directors meet in executive sessions at which only non-management directors are present on a regularly scheduled basis. Our non-management directors choose the presiding director for each meeting by majority vote on a meeting by meeting basis.

Communications with Directors

You may contact the entire Board of Directors, any Committee, the non-management directors as a group or any individual director by calling our Audit Committee Hotline at 1-800-461-0825. An outside vendor collects all reports or complaints and delivers them to the Committee. The Audit Committee will forward all correspondence to the appropriate director or group of directors. You are also welcome to communicate directly with the Board at the Annual Meeting of Stockholders.

Committees

           The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. All of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent directors within the meaning of the NYSE Listing Standards and SEC Rule 10A-3. Each of the Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us. The Board-approved charters of each of the Committees are available on our website under the "Investors" link at www.frx.com.

           Audit Committee. For the fiscal year ended March 31, 2005, the Audit Committee consisted of William J. Candee, III (or the Chairman), Dan L. Goldwasser and Phillip M. Satow. The Board has determined that Dan L. Goldwasser qualifies as an "audit committee financial expert" for purposes of the SEC rules.

           The Audit Committee's primary responsibilities are to: (i) oversee our financial reporting principles and policies and internal control systems, including review of our quarterly and annual financial statements; (ii) review and monitor the performance and independence of our independent registered public accounting firm and the performance of the internal auditing department; (iii) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit department and the Board; and (iv) appoint (subject to stockholder ratification), evaluate, compensate and where appropriate, terminate and replace our independent registered public accounting firm. The Audit Committee held seven meetings during fiscal 2005.

           Compensation Committee. The Compensation Committee is composed of Messrs. Candee, Cohan, Goldwasser and Dr. Salans. Pursuant to the Compensation Committee Charter, the Committee is responsible for (i) discharging the Board's responsibilities relating to compensation of Forest's executives and (ii) producing an annual report on executive compensation for inclusion in Forest's Proxy Statement in accordance with applicable rules and regulations. During the fiscal year ended March 31, 2005, the Compensation Committee held one meeting at which the Committee made recommendations concerning salary and bonus for our executive officers for the 2005 year and made recommendations as to the grant of stock options to these executive officers.

           Nominating and Governance Committee. The Nominating and Governance Committee is composed of Messrs. Candee, Cohan, Goldwasser and Dr. Salans. The Committee's responsibilities include (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommending that the Board select the director nominees for the next Annual Meeting of Stockholders; (ii) developing and recommending to the Board the Corporate Governance Guidelines; and (iii) overseeing evaluation of the Board and management. The Nominating Committee held one meeting during fiscal 2005.

           The Nominating Committee has established a process for identifying and evaluating nominees for director. Although the Nominating Committee will consider nominees recommended by stockholders, the Nominating Committee believes that its process for identifying and evaluating nominees is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further our purposes. Any interested person may recommend a nominee by submitting the nomination, together with appropriate biographical information, to the Nominating and Governance Committee, c/o the Corporate Secretary, Forest Laboratories, Inc., 909 Third Avenue, New York, New York 10022. All recommended candidates will be considered using the criteria set forth in our Corporate Governance Guidelines.

           The Nominating Committee will consider, among other factors, the following to evaluate recommended nominees:

  The Board's current composition, including expertise, diversity, balance of management and non-management directors;
  Independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and our policies or procedures; and
  The general qualifications of potential nominees, including, but not limited to: personal integrity, loyalty to Forest and concern for its success and welfare; experience at strategy/policy setting level; high-level leadership experience in business or administrative activity; breadth of knowledge about issues affecting Forest; an ability to work effectively with others; sufficient time to devote to Forest; and freedom from conflicts of interest.

                                                        Executive Officers of Forest
Name	Age	Position with Forest
Howard Solomon	77	Chairman of the Board and Chief Executive Officer
Kenneth E. Goodman	57	President and Chief Operating Officer
Ivan Gergel	45	Senior Vice President-Scientific Affairs
Elaine Hochberg	48	Senior Vice President-Marketing
Francis I. Perier, Jr.	45	Senior Vice President-Finance and Chief Financial Officer

           Set forth below is certain biographical information concerning our executive officers who are not also directors:

           Dr. Ivan Gergel was promoted to Senior Vice President - Scientific Affairs on May 19, 2005. From January 2000 until his promotion, Dr. Gergel served as our Vice President - Clinical Development and Medical Affairs and from January 2005 also served as our Chief Medical Officer.

           Elaine Hochberg is our Senior Vice President - Marketing since December 1999. Ms. Hochberg joined us in June 1997 as Vice President - Marketing of our wholly-owned subsidiary Forest Pharmaceuticals, Inc. In February 1998, she was promoted to Vice President - Marketing. Prior to joining us in 1997, Ms. Hochberg was Assistant Vice President - Marketing at Wyeth-Lederle Laboratories.

           Francis I. Perier, Jr. is our Senior Vice President - Finance and Chief Financial Officer since September 2004. From March 2004 until joining us in September 2004, Mr. Perier was Vice President - Finance - Operations Planning - Americas Medicines at Bristol-Myers Squibb. For eight years prior to March 2004, Mr. Perier served in senior financial positions at Bristol-Myers Squibb including four years as Vice President - Finance, Planning, Business Development and Information Technology at its ConvaTec Division. Prior to that, Mr. Perier had been a partner at Deloitte & Touche, LLP.

EXECUTIVE COMPENSATION

           The following table sets forth compensation for our Chief Executive Officer and each of our other four most highly compensated executive officers during fiscal year 2005 (our named executive officers) as well as compensation for each named executive officer for the two previous fiscal years.

SUMMARY COMPENSATION TABLE
Annual Compensation (1)				Long-Term Compensation (2)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	All Other Compensation ($)(3)
Howard Solomon, Chairman and Chief Executive Officer	2005 2004 2003	1,045,000 991,250 930,000	580,000 550,000 500,000	200,000 200,000 400,000	28,459 28,425 24,976
Kenneth E. Goodman, President and Chief Operating Officer	2005 2004 2003	707,250 669,250 628,000	365,000 350,000 325,000	100,000 100,000 200,000	25,817 25,993 22,656
Dr. Lawrence S. Olanoff, Executive Vice President- Scientific Affairs (4)	2005 2004 2003	650,000 610,000 570,000	320,000 320,000 295,000	75,000 75,000 150,000	23,559 23,375 19,776
Elaine Hochberg, Senior Vice President- Marketing	2005 2004 2003	483,750 448,750 413,750	237,500 235,000 215,000	50,000 50,000 100,000	24,747 24,362 20,563
Francis I. Perier, Jr., Senior Vice President-Finance and Chief Financial Officer (5)	2005	239,299	50,000	100,000	1,438

_________________

(1)      We have a non-qualified Deferred Compensation Plan. Under this plan, full time salaried employees who have a base salary of at least $150,000, including the executive officers listed above, may defer up to 50% of their base salary and up to 100% of their annual bonuses. Deferred amounts may be invested among several investment programs at the participant's option. Deferred amounts are not subject to federal or state income tax until a participant withdraws amounts from the plan. We do not match any of these funds.

(2)      We have no long-term incentive compensation plan other than our several employee stock option plans described in this Proxy Statement. We do not award stock appreciation rights, restricted stock awards or long-term incentive plan pay-outs. The number of options shown in 2003 gives effect to the December 2002 100% stock dividend.

(3)      This amount consists of group term life insurance and compensation credited to the named executive officers pursuant to our Savings and Profit Sharing Plan. This plan covers our employees and the employees of certain of our subsidiaries. These employees become participants in the plan if they are employed for at least six months prior to the plan year-end. The Board makes contributions to the plan at its discretion, however contributions may not exceed 25 percent of the individual plan participant's gross salary (up to a maximum salary of $210,000), including allocated forfeitures for the plan year. Plan participants vest over a period of 1 to 5 years of credited service. We have not paid or provided other forms of annual compensation (such as perquisites) to any of the named executive officers having a value exceeding the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named officers.

(4)      Dr. Olanoff resigned as Executive Vice President - Scientific Affairs effective July 29, 2005. Ivan Gergel, M.D. was promoted to Senior Vice President - Scientific Affairs on May 19, 2005.

(5)      Mr. Perier's employment commenced with us in September 2004.

Options Granted in Fiscal 2005

           The following table provides certain information concerning the grant of stock options to our named executive officers for the fiscal year ended March 31, 2005. Stock options were granted without tandem stock appreciation rights.

Name	Options Granted (#)	% of Total Options Granted to Employees during Fiscal Year	Exercise Price Per Share ($/s)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(1)
					5%	10%
Howard Solomon	200,000	6.05	42.5350	12/13/2014	5,350,007	13,557,967
Kenneth E. Goodman	100,000	3.02	42.5350	12/13/2014	2,675,003	6,778,984
Dr. Lawrence S. Olanoff (2)	75,000	2.27	42.5350	12/13/2014	2,006,252	5,084,238
Elaine Hochberg	50,000	1.51	42.5350	12/13/2014	1,337,502	3,389,492
Francis I. Perier, Jr.	100,000	3.02	44.7400	09/30/2014	2,813,674	7,130,404

(1)       Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of stock price appreciation are mandated by the rules of the SEC and may not accurately reflect the appreciation of the price of our Common Stock from the date of grant until the end of the option term. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of our stock or of the stock price. The increase in stockholders' equity to all stockholders of Forest measured over the same period at the same assumed rates of appreciation and based upon the market price for the Common Stock on the date such options were granted would be $9,399,477,510 and $23,820,121,484, respectively.

(2)       Dr. Olanoff resigned as Executive Vice President - Scientific Affairs effective July 29, 2005. Ivan Gergel, M.D. was promoted to Senior Vice President - Scientific Affairs on May 19, 2005.

Aggregated Option Exercises in Fiscal
2005 and Fiscal Year End Option Values

           The following table summarizes options exercised by our named executive officers during fiscal 2005 and presents the value of unexercised options held as of the fiscal year end.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Unexercised Options at 3/31/05 (#)		Value of Unexercised in the Money Options at 3/31/05 ($)
			Exercisable	Non- Exercisable	Exercisable	Non- Exercisable
Howard Solomon	-	-	6,800,000	-	99,372,960	-
Kenneth E. Goodman	-	-	3,700,000	-	54,395,780	-
Dr. Lawrence S. Olanoff (1)	-	-	606,250	433,750	8,394,826	259,344
Elaine Hochberg	-	-	422,728	301,000	5,800,999	181,541
Francis I. Perier, Jr.	-	-	-	100,000	-	-

_____________

(1)   Dr. Olanoff resigned as Executive Vice President - Scientific Affairs effective July 29, 2005. Ivan Gergel, M.D. was promoted to Senior Vice President - Scientific Affairs on May 19, 2005.

Benefits Agreements

           On December 1, 1989 the Board adopted a policy of granting certain medical insurance benefits to senior corporate executive officers and their spouses upon the completion of 10 years of service by the senior officers. The benefit is provided to these executives and their spouses for their lifetimes following termination of the executive's employment with us. The benefit is equivalent to the medical insurance benefits provided to the executives as of the date of their termination or as of December 1, 1989, if more favorable. The benefit need not be provided to the extent and for any time that the executive obtains comparable insurance from a subsequent employer. We have entered into formal written benefits agreements with each of Messrs. Solomon, Goodman and Satow (who retired in December 1998) granting the 10 year service benefit.

           We have entered into employment agreements with several key employees, including each of Messrs. Solomon, Goodman and Perier, Drs. Olanoff and Gergel and Ms. Hochberg. Each agreement becomes effective only upon the occurrence of a "change in control." Each agreement provides that the executive is entitled to salary, bonus and benefits for a three year period following a "change in control" if the executive's employment terminates during such period without cause or for good reason. Subject to certain exceptions, a "change in control" is (i) an acquisition of 20% or more of our Common Stock or voting securities by a person or group not acquiring their shares directly from us, (ii) a change in the majority of the current Board or their designated successors not consented to by such current Board or designated successors, and (iii) a liquidation or dissolution of Forest or merger, consolidation or sale of all or substantially all of our assets which involves a greater than 50% change in our stockholders or the replacement of a majority of the current Board or their designated successors.

Stock Options

           Our 1998, 2000 and 2004 Stock Option Plans (or the Plans) provide that options may be granted to employees, including executive officers, to purchase shares of Common Stock at a price per share fixed by the Board. In the case of Incentive Stock Options (or ISOs) as defined by Section 422 of the Internal Revenue Code of 1986 (or the Code) the exercise price may not be less than fair market value on the date of the grant. All of our employees and our subsidiaries' employees are eligible to receive options under the Plans. The Plans provide that the Board may determine which employees are granted options and the number of shares subject to each option. The purchase price for shares must be paid in cash or by the tender of shares of Common Stock having a fair market value, as determined by the Board, equal to the option exercise price.

           Our non-employee directors participate in the 2004 Stock Option Plan (or the 2004 Plan). Under the 2004 Plan, an initial grant of options covering 14,000 shares of Common Stock is automatically granted to persons who become non-employee directors of Forest. Twenty-five percent of the 14,000 options become exercisable on the date of grant and on each anniversary of such date until all such options are exercisable.

           The 2004 Plan further provides for the automatic annual grant to each of our non-employee directors of options to purchase 4,000 shares of Common Stock on the date of their annual election or re-election by our stockholders. Each such option grant is at an exercise price equal to the average price of the Common Stock on the NYSE on the date of grant and become exercisable six months after the date of option grant. All options granted under the 2004 Plan to non-employee directors have a term of 10 years from the date of grant (but in no event more than three months following the optionee's ceasing to serve as a member of our Board).

Director Compensation

           In addition to automatic annual option grants under the 2004 Plan, during the fiscal year ended March 31, 2005, we paid each of our non-employee directors $30,000 for his services as director plus a fee of $2,000 for each Board of Directors meeting attended. Each Committee member received a fee of $1,500 and each Committee Chairman received a fee of $2,500 for each Committee meeting attended provided the Committee meeting was not held on the same day as a Board of Directors meeting. In addition, an additional fee of $1,000 was paid to any out-of-town director who was required to come to New York City for a meeting. Mr. Candee received $5,000 in addition to other director fees in consideration of his services as secretary of meetings of the Board of Directors and of Committees of which he is a member.

AUDIT COMMITTEE REPORT (1)

           For the fiscal year ended March 31, 2005, the Audit Committee consisted of William J. Candee, III (or the Chairman), Dan L. Goldwasser and Phillip M. Satow. The Board has affirmatively determined that Messrs. Candee, Goldwasser and Satow are independent as defined under the NYSE listing standards. The Committee operates under a written charter adopted by the Board of Directors.

           The Committee recommends to the Board, subject to stockholder ratification, the selection of our independent registered public accounting firm. Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Committee monitors and oversees these processes.

           In this context, the Committee has met and held discussions with management, the internal auditor and BDO Seidman, LLP (or BDO), our independent registered public accounting firm. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements, as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management, the internal auditor and BDO. The Committee discussed with BDO matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). BDO also provided the Committee with the written disclosures required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with BDO its independence.

           In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 31, 2005 for filing with the Securities and Exchange Commission. The Board has adopted this recommendation.

                                                                                   The Audit Committee
                                                                                   William J. Candee, III
                                                                                    Dan L. Goldwasser
                                                                                    Phillip M. Satow

(1)     Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the 1934 Act, the Audit Committee Report shall not be incorporated by reference in any such filings.

REPORT ON EXECUTIVE COMPENSATION
BY THE COMPENSATION COMMITTEE (1)

           The Compensation Committee of the Board of Directors (or the Compensation Committee) is composed of four (4) independent directors whose names appear at the end of this report. The Committee is responsible for setting and administering the policies that govern executive salaries and cash bonus awards, and recommends participants and sizes of stock option awards to our Board of Directors. The Committee evaluates on an annual basis the performance and determines the compensation of our executive officers.

Compensation Policy

           Our executive compensation program consists of base salary, cash bonus incentives and stock option awards. The goals of our executive officer compensation policy are to attract, retain and reward executive officers who contribute to our success, to align executive compensation with our performance as reflected in stockholder value and to motivate executive officers to achieve our business objectives.

           The Compensation Committee is responsible for determining the CEO's and the COO's compensation. In reaching its decision, the Committee considers several factors, such as the compensation policies and practices at comparable public pharmaceutical companies, our performance and relative stockholder return, the implementation of strategic plans consistent with our long-term growth objectives and the awards given to the CEO and COO in prior years. In addition, the Committee evaluates achievements with respect to specific objectives, including the development and acquisition of new product opportunities, the progress of clinical and other studies and development activities required to bring new ethical pharmaceutical products to market and the successful marketing of our principal products. Executive compensation decisions have traditionally been made on a calendar year basis.

           Long-term incentive compensation policy consists exclusively of the award of stock options under our stock option plans. The Committee believes this form of award links the reward for executive performance with increases in stockholder value.

Company Performance and Basis for 2005 Compensation

           Executive compensation for the fiscal year ended March 31, 2005 consisted of base salary, an annual bonus and the award of stock options by the Compensation Committee as indicated at "Options Granted in Fiscal 2005." The Compensation Committee met in December 2004 to review executive compensation for the calendar year commencing January 1, 2005.

           The Chairman of the Compensation Committee prepared a report that provided an analysis of the factors to be considered in connection with the Committee's determination of the senior executive compensation for calendar year 2005, including:

  Data relating to the compensation of senior executives at other pharmaceutical companies,
  The increase in revenues and earnings for the 2005 fiscal year; the growth of sales of Lexapro® for the General Anxiety Disorder (or GAD) indication, Namenda® for the treatment of Alzheimer's disease and Benicar® and Benicar HCT® which we co-promote with Sankyo Pharma,
  The receipt of FDA approval for Campral® and Combunox™,
  The completion of licensing agreements for five new products,
  The successful resolution of the New York Attorney General's investigation of the publication of clinical testing results,
  The presentation at U.S. congressional hearings with respect to the marketing of antidepressants to adolescents, and
  The hiring of a new chief financial officer and a significant expansion of staff and facilities.

           The report also enumerated several adverse events that caused substantial reduction in the market value of our stock. These included: unfavorable results in the clinical testing of lercanidipine and neramexane, the expected loss of sales of Celexa® to generic competition upon the expiration of its legal exclusivity and negative publicity for the pharmaceutical industry in general relating to the use of antidepressants by adolescents.

           The Committee reviewed the findings in the Chairman's report, specifically noting the comparative pharmaceutical executive information assembled by the Chairman as well as the estimated 17% growth in net sales and 30% growth in earnings for the 2005 fiscal year, the sales growth of our principal products, closing of licensing agreements for five new products and the continued progress of Forest's scientific and research activities. The Committee acknowledged that although management was not the cause of the adverse events described in the report, these events significantly affected the financial interests of the stockholders. Based on a review and evaluation of these factors, the Committee approved an increase in base compensation and granted bonus and stock options for the senior executive officers, including the CEO.

Chief Executive Officer Compensation for 2005

           The Committee meets each year in executive session to evaluate the performance of the CEO, the results of which are used to determine his compensation. In December 2004, the Committee approved an approximately 2% salary increase for Mr. Solomon from $1,040,000 to $1,060,000, effective January 1, 2005.

           The Committee also awarded Mr. Solomon a $580,000 bonus payment for calendar year 2004. The Committee's decision on Mr. Solomon's annual incentive payment was based on our growth in net revenues and earnings for the 2005 fiscal year, as well as Mr. Solomon's leadership in advancing our growth through new product development and the licensing of new products. With respect to long-term compensation, the Committee granted Mr. Solomon 200,000 stock options, the same number of options as were granted to him in the previous year.

Executive Stock Ownership

           During fiscal 2005, the Compensation Committee awarded stock options to Howard Solomon, Chairman and CEO, Kenneth E. Goodman, President and COO, Dr. Lawrence S. Olanoff, Executive Vice President - Scientific Affairs, Frank I. Perier, Jr., Senior Vice President - Finance and CFO and Elaine Hochberg, Senior Vice President - Marketing as set forth in the table set forth at "Options Granted in Fiscal 2005". The Stock Option Committee resolved to continue our long-standing policy of utilizing the award of stock options (which provide value to the executive over time as growth in the market price of our shares reflects the successful achievement of our business objectives) to identify the success of the executives with the growth in equity value to our stockholders.

           The Committee takes into account its view of the appropriate equity position of our executive officers in light of our market capitalization in determining the size of all awards. Except for Mr. Perier who was employed in September 2004 and whose award was fixed in his employment agreement, the Committee also based the size of each award upon the officer's contribution to the achievement of the performance objectives described above. Each of these factors was equally considered.

                                                                             Compensation Committee

                                                                             George S. Cohan
                                                                             William J. Candee, III
                                                                             Dan L. Goldwasser
                                                                             Dr. Lester B. Salans

(1)    Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the 1934 Act, the Report on Executive Compensation by the Compensation Committee shall not be incorporated by reference in any such filings.

PERFORMANCE GRAPH

           The graph below compares the cumulative total stockholder return on our Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poors Pharmaceuticals Index and the S&P 500 Index over the same period. The graph assumes the investment of $100 in our Common Stock, the S&P Pharmaceuticals Index and the S&P 500 Index on March 31, 2000, and the reinvestment of all dividends.

Comparison of 5 Year Cumulative Total Return
Among Forest Laboratories, Inc., The S & P 500 Index
And the S & P Pharmaceuticals Index

[GRAPH OMITTED]

							Begin: Period End: End:	3/31/00 3/31/05 3/31/05
Date*	Transaction Type	Closing Price**	Beginning No. of Shares***	Dividend per Share	Dividend Paid	Shares Reinvested	Ending Shares	Cum. Tot. Return
31-Mar-00	Begin	21.125	4.73	-	-	-	4.734	100.00
31-Mar-01	Year End	29.620	4.73	-	-	-	4.734	140.21
31-Mar-02	Year End	40.850	4.73	-	-	-	4.734	193.37
31-Mar-03	Year End	53.970	4.73	-	-	-	4.734	255.48
31-Mar-04	Year End	71.620	4.73	-	-	-	4.734	339.03
31-Mar-05	End	36.950	4.73	-	-	-	4.734	174.91

*    Specific ending dates or ex-dividends dates.
**  All Closing Prices and Dividends are adjusted for stock splits and stock dividends.
***Begin Shares based on $100 investment.
	Cumulative Total Return
	3/00	3/01	3/02	3/03	3/04	3/05
Forest Laboratories, Inc.	100.00	140.21	193.37	255.48	339.03	174.91
S & P 500	100.00	78.32	78.51	59.07	79.82	85.16
S & P Pharmaceuticals	100.00	116.42	116.72	94.16	98.99	94.53

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

           The firm of BDO Seidman, LLP (or BDO) has audited our financial statements for each of the three fiscal years ended March 31, 2005. In addition to retaining BDO to audit our consolidated financial statements for the fiscal year ended 2005, we and our affiliates retained BDO, as well as other accounting and consulting firms, to provide various consulting and other services in the fiscal year ended 2005, and expect to continue to do so in the future.

           The following table presents fees for professional audit services rendered by BDO for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q (or Audit Fees) for fiscal 2005 and 2004, and fees billed for other services rendered by BDO.

	2005	2004
Audit Fees	$1,591,459	$ 646,000
Audit Related Fees(1)(2)	33,923	22,000
Tax Fees(2)(3)	173,131	335,564
All Other Fees	0	0
	$1,798,513	$1,003,564
	========	========
(1)	Audit related fees consisted principally of the audit of our benefit plan.
(2)	The Audit Committee has considered the non-audit services performed for us by BDO in their evaluation of that firm's independence.
(3)	Tax fees consisted primarily of tax return review, state tax matters and tax advisory services.

           The Audit Committee's policy is to pre-approve all audit services and all non-audit services that our independent registered public accounting firm is permitted to perform for us under applicable federal securities regulations. While the general policy of the Audit Committee is to make such determinations at full Audit Committee Meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

           The Board desires to continue the services of BDO for the current fiscal year ending March 31, 2006. Accordingly, the Board recommends that you ratify the appointment by the Board of BDO to audit the financial statements of Forest for the current fiscal year. Representatives of BDO are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from the stockholders.

           THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE APPOINTMENT OF BDO SEIDMAN, LLP.

MISCELLANEOUS

Annual Report

           Forest's 2005 Annual Report is being mailed to stockholders contemporaneously with this Proxy Statement.

Form 10-K

           AT YOUR WRITTEN REQUEST, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED MARCH 31, 2005. PLEASE MAIL YOUR REQUEST TO CORPORATE SECRETARY, FOREST LABORATORIES, INC., 909 THIRD AVENUE, NEW YORK, NEW YORK 10022. YOU MAY ALSO ACCESS OUR 10-K UNDER THE "INVESTORS" LINK ON OUR WEBSITE AT WWW.FRX.COM.

Proposals of Stockholders; Stockholder Business

           If you wish to submit a proposal for consideration at our 2006 Annual Meeting of Stockholders, you should submit the proposal in writing to us at the address set forth on page one of this Proxy Statement. Proposals must be received by us on or before February 24, 2006, for inclusion in next year's proxy materials. If you submit a proposal you must, in all other respects, comply with Rule 14a-8 under the Securities Exchange Act of 1934. If you intend to present a proposal at our 2006 Annual Meeting without inclusion of the proposal in our proxy materials, you are required to provide notice of the proposal to us in accordance with our By-Laws no later than June 9, 2006 nor earlier than May 10, 2006.

           If a properly submitted stockholder proposal is received after May 10, 2006, we may vote in our discretion as to that proposal all of the shares for which we have received proxies for the 2006 Annual Meeting of Stockholders.

           Your vote is important. We urge you to send in your proxies without delay.

                                                                                   WILLIAM J. CANDEE, III,
                                                                                   Secretary

Dated: June 30, 2005

APPENDIX A

DIRECTOR QUALIFICATION STANDARDS
  No Director who is an employee or a former employee of Forest will be considered "independent" until three years after the employment has ended.
  No Director who receives more than $100,000 per year in direct compensation from Forest, other than director and committee fees and pension or other form of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he ceases to receive more than $100,000 per year in such compensation will be considered "independent."
  No Director who is, or in the past three years has been, part of an interlocking directorate in which an executive officer of Forest serves on the compensation committee of another company that currently employs the Director will be considered "independent."
  No Director who during the prior three years, was an executive officer or an employee, or whose immediate family member was an executive officer, of a company that made payments to, or received payments from Forest for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company's consolidated gross assets will be considered "independent."

FOREST LABORATORIES, INC.

Proxy - For the Annual Meeting of Stockholders - August 8, 2005

           I appoint Howard Solomon and Kenneth E. Goodman, or either of them, as my proxies, with full power of substitution, to vote all shares of Common Stock of FOREST LABORATORIES, INC. which I am entitled to vote at the Annual Meeting of Stockholders to be held on August 8, 2005 at 10:00 A.M. at JP Morgan Chase & Co. Corporate Headquarters, 277 Park Avenue, New York, New York, and any adjournments of the meeting on all matters coming before said meeting.

           My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote "FOR" the election of all the nominees listed under Item 1 and "FOR" Item 2. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors Recommends a Vote FOR proposals 1 and 2.

(continued on reverse side)

Please mark         X    X
your choices            X
like this                X    X
                                                          _______________________     _______________

                                                             ACCOUNT NUMBER               COMMON

1.   Election of six Directors: Howard Solomon, William J. Candee, III, George S. Cohan,
      Dan L. Goldwasser, Lester B. Salans, Kenneth E. Goodman.

FOR ALL NOMINEES	WITHHOLD AUTHORITY
I I I I I I	I I I I I I

________________________________________________________________
(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided above.)

2.   Ratification of BDO Seidman, LLP as Independent Registered Public Accounting Firm.

FOR	AGAINST	ABSTAIN
I I I I I I	I I I I I I	I I I I I I

Please sign here exactly as your name(s) appear(s) on this proxy. If signing for an estate, trust or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign. If a partnership, sign in partnership name by authorized person.

Dated
(Signature)
(Signature)
PLEASE MARK BOXES IN BLUE OR BLACK INK
PLEASE SIGN, DATE AND MAIL IN THE ENVELOPE PROVIDED